EXHIBIT 23.1

12770 Coit Road, Suite 907 ● Dallas, Texas 75251

(972) 385-0354 ● info@haasandcobb.com

HAASANDCOBB.COM

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

I hereby consent to the references to William M. Cobb & Associates, Inc. (now Haas & Cobb Petroleum Consultants) in this Annual Report on Form 10-K for Cyber App Solutions Corp. and to the use of information from, and the inclusion of, the reports dated (i) January 24, 2024 with respect to the estimates of proved helium reserves, future production and income as of January 1, 2024, (ii) January 17, 2024 with respect to the estimates of contingent helium resources, future production and income as of January 1, 2024, (iii) January 16, 2024 with respect to the estimates of contingent carbon dioxide resources, future production and income as of January 1, 2024, and (iv) the March 26, 2024 addenda providing additional information for the prior reports, attributable to certain leasehold and royalty interest of Cyber App Solutions Corp. in this Annual Report on Form 10-K.

/s/ Randal M. Brush Randal M. Brush Senior Engineering Advisor

Hass & Cobb Petroleum Consultants
(Formerly William M. Cobb & Associates, Inc.)
Texas Registered Engineering Firm F-84
March 29, 2024